Exhibit 4.5
KBR DRESSER
DEFERRED COMPENSATION PLAN

TABLE OF CONTENTS

I.	PURPOSE OF PLAN		1
II.	DEFINITIONS AND CONSTRUCTION		1
	2.1	Definitions	1
	2.2	Number and Gender	3
	2.3	Headings	3
	2.4	Effect Upon Other Plans	3
III.	ADMINISTRATION		3
	3.1	Administration by the Committee; Right to Delegate; Indemnity	3
	3.2	Required Vote; Meetings	4
	3.3	Powers and Duties	4
	3.4	Unit Price	4
	3.5	Expenses	5
IV.	UNIT STOCK BENEFITS AND CASH BENEFITS		5
	4.1	Dividend Equivalents on Unit Stock Benefits	5
	4.2	Interest on Cash Benefit	5
	4.3	Corporate Changes	5
	4.4	Unilateral Termination	5
V.	BENEFITS		5
	5.1	Valuation	5
	5.2	Conversion From Unit Stock Benefit to Cash Benefit	6
	5.3	Medium of Payment	6
	5.4	Election of Options	6
	5.5	Payment of Dividend Equivalents and Interest	7
	5.6	Death or Disability	7
	5.7	To Whom Payments are Made	7
	5.8	Forfeiture	7
VI.	MISCELLANEOUS		7
	6.1	Elections	7
	6.2	Reserves	7
	6.3	Withholding	8
	6.4	Plan Not to Constitute Contract of Employment	8
	6.5	Nontransferability and Nonassignability	8
	6.6	Amendment, Suspension or Termination	8
	6.7	Reliance Upon Information	8
	6.8	Governing Law	9
 i

KBR DRESSER
DEFERRED COMPENSATION PLAN
          WHEREAS, Dresser Industries, Inc. established the Dresser Industries, Inc. Deferred Compensation Plan, hereinafter referred to as the “Plan,” effective August 19, 1965, for the benefit of certain of its employees;
          WHEREAS, deferrals under the Plan have ceased and no new Participant may join the Plan;
          WHEREAS, Halliburton Company and Dresser Industries, Inc. merged effective September 29, 1998;
          WHEREAS, Halliburton Company determined that it would be appropriate and desirable for Halliburton to separate the business and assets of KBR, Inc. (the “Company”) and its subsidiaries, from the business and assets of Halliburton and its other subsidiaries through an initial public offering of the common stock of the Company; and
          WHEREAS, the Company desires to assume all liabilities and continue the benefits for its employees who are participants under the Plan;
          WHEREAS, the Company desires to continue the Plan, intending thereby to provide an uninterrupted and continuing program of benefits for its employees who are also Plan participants;
          NOW THEREFORE, the Plan is hereby restated in its entirety as follows with no interruption in time, effective as of the Effective Date:
I. PURPOSE OF PLAN
          The purposes of this Plan are to (i) provide greater incentive for employees to attain and maintain the highest standards of performance; (ii) retain employees of outstanding competence; (iii) further the identity of interests of such employees with those of the Company’s stockholders generally; and (iv) reward such employees for outstanding performance.
II. DEFINITIONS AND CONSTRUCTION
     2.1 Definitions. Where the following words and phrases are used in this Plan, they shall have the respective meanings set forth below, unless the context clearly, indicates to the contrary:
          (a) “Benefits” means the net, unforfeited amounts, including Interest and Dividend Equivalents to be paid to a Participant (or the estate or beneficiary of a Participant) under the Plan.
          (b) “Benefit Payment Option” means one of the schedules specifying the timing of the payment of a Participant’s Benefit under the Plan as set forth in Section 5.4 of the Plan.

          (c) “Board” means the Board of Directors of the Company
          (d) “Cash Benefit” means the amount credited in a dollar “amount under the Plan on behalf of a Participant as a result of such Participant’s Deferred Compensation and any Interest credited thereon.
          (e) “Committee” means the administrative committee appointed by the Compensation Committee to administer the Plan.
          (f) “Compensation Committee” means the Compensation Committee of the Board.
          (g) “Company” means KBR, Inc. and its wholly-owned subsidiaries.
          (h) “Crediting Date” means the January 15 next following the end of the Fiscal Year for which the credit is awarded or, if such January 15 is not a business day, the next business day.
          (i) “Deconsolidation Date” means the date upon which an event reduces the amount of Company stock owned directly or indirectly by Halliburton Company to be less than the amount required for Halliburton Company to control the Company within the meaning of Section 1504(a)(2) of the Internal Revenue Code.
          (j) “Deferred Compensation” means amounts deferred under the terms of the Plan prior to the Effective Date.
          (k) “Disability” means such an absence of physical or mental powers in a Participant so as to render him incapable of competently performing his duties for the Company.
          (l) “Dividend Equivalent” means, with respect to a particular Unit Stock Benefit, the sum of (i) the total amount of cash dividends that would have been payable during the preceding calendar year on the shares of Unit Stock under such Unit Stock Benefit had such shares been outstanding during the preceding calendar year and (ii) any Dividend Equivalent with respect to such Unit Stock Benefit carried forward from the preceding Crediting Date in accordance with the terms of Section 4.1.
          (m) “Effective Date” means the Deconsolidation Date. The original effective date of the Dresser Industries, Inc. Deferred Compensation Plan was August 1, 1965.
          (n) “Fiscal Year” means the fiscal year of the Company.
          (o) “Interest” means simple interest credited on a Participant’s Cash Benefit as of each Crediting Date. The rate of Interest shall be based on the annual savings account rate of a major bank as designated from time to time by the Committee as of the December 31 next preceding the applicable Crediting Date.
          (p) “Participant” means an individual who is contingently entitled to Benefits under the Plan. Participation in the Plan is available only to an individual who was a Participant in the Plan on the Effective Date. No other individuals shall be eligible to become Participants in the Plan.
          (q) “Plan” means the KBR Dresser Deferred Compensation Plan, which is based on the terms of, and is a continuation of, the Dresser Industries, Inc. Deferred Compensation Plan as adopted by the board of directors of Dresser Industries, Inc. on August 1, 1965 and as amended and restated by Halliburton Company. The applicable terms of that plan have been herein preserved and continued for employees of the Company and its subsidiaries.
          (r) “Unit Price” means, with respect to a Crediting Date, 75% of the average of the daily closing prices of Unit Stock on the New York Stock Exchange for the calendar month immediately prior to such Crediting Date, or such higher percentage of such average as may be determined by the Compensation Committee from time to time, in accordance with the terms of Section 3.4; provided however, that with respect to Unit Stock Benefits on behalf of a Participant who has terminated employment with the Company, 100% shall be substituted, for the foregoing percentage with respect to each Crediting Date after the Crediting Date following such Participant’s termination of employment.
          (s) “Unit Stock” means shares of common stock of the Company.
          (t) “Unit Stock Benefit” means the number of shares of Unit Stock credited on behalf of a Participant as a result of such Participants’ Deferred Compensation, and any Dividend Equivalents credited-thereon.
     2.2 Number and Gender. Wherever appropriate herein, words used in the singular shall be considered to include the plural, and words used in the plural shall be considered to include the singular. The masculine gender, where appearing in this Plan, shall be deemed to include the feminine gender.
     2.3 Headings. The headings of Articles, Sections, and Paragraphs herein are included solely for convenience. If there is any conflict between such headings and the text of this Plan, the text shall control. All references to Articles, Sections, and Paragraphs are to this Plan unless otherwise indicated.
     2.4 Effect Upon Other Plans. Except to the extent provided herein, nothing in this Plan shall be construed to affect the provisions of any other plan maintained by the Company.
III. ADMINISTRATION
     3.1 Administration by the Committee; Right to Delegate; Indemnity. This Plan shall be administered by the Committee. The Committee may appoint committees, individuals, or any other agents as it deems advisable and may delegate to any of such appointees any or all of the powers and duties of the Committee hereunder. In the event the Committee delegates any or all of its powers and duties under the foregoing sentence, the Committee may specify the manner in which such powers and duties shall be performed. The Company shall indemnify and hold harmless each member of the Committee against any and all expenses and liabilities arising out of his or her administrative functions or fiduciary responsibilities, including any expenses and liabilities that are caused by or result from an act or omission constituting the negligence of such member in the performance of such functions or responsibilities, but excluding expenses and liabilities that are caused by or result from such member’s own gross negligence or willful misconduct. Expenses against which such member shall be indemnified hereunder shall include, without limitation, the amounts of any settlement or judgment, costs, counsel fees, and related charges reasonably incurred in connection with a claim asserted or a proceeding brought or settlement thereof.
     3.2 Required Vote; Meetings. The Committee shall adopt such rules and procedures for the conduct of its business and for the administration of the Plan as it deems advisable and shall have authority to take any and all action necessary to implement such rules and procedures. A Committee member who is a Participant may vote and take actions on all Committee matters, including, without limitation, matters that may directly affect such Committee member and matters that may affect such Committee member in a manner differently from or inconsistently with other Participants. All actions taken by the Committee must be approved by an affirmative vote of a majority of all Committee members. The Committee may take any action without a meeting upon written consent signed by all of the Committee members. Committee members may participate in a meeting by means of conference telephone or similar communications equipment through which all participating persons can instantly communicate with each other.
     3.3 Powers and Duties. The Committee shall supervise the administration and enforcement of this Plan according to the terms and provisions hereof and shall have the sole discretionary authority and all of the powers necessary to accomplish such duties. Without limiting the generality of the foregoing, the Committee shall have all of the powers and duties specified for it under the Plan, including, without limitation, the power, right, or authority: (a) from time to time to establish rules and procedures for the administration of the Plan which are not inconsistent with the provisions of the Plan, and any such rules and procedures shall be effective as if included in the Plan, (b) to construe in its discretion all terms, provisions, conditions, and limitations of the Plan, (c) to correct any defect or to supply any omission or to reconcile any inconsistency that may appear in the Plan in such manner and to such extent as the Committee shall deem appropriate, (d) to make a determination in its discretion as to the right of any person to a payment and the amount of such payment and to prescribe procedures to be followed by distributees in obtaining such payment, and (e) to make all other determinations necessary or advisable for the administration of the Plan. All decisions, determinations, and actions made or taken by the Committee and its delegates with respect to the Plan and any Benefits under the Plan shall be final, including, and conclusive upon all persons and shall not be subject to appeal. The Committee and its delegates shall, in their sole discretion exercised in good faith (which for purposes of this Section 3.3, shall mean the application of reasonable business judgment), make such decisions or determinations and take such actions, and all such decisions, determinations, and actions by the Committee and its delegates shall be final, binding, and conclusive upon all persons and shall not be subject to appeal. If a Participant disagrees with any decision, determination, or action made or taken by the Committee or its delegates, then the dispute will be limited to whether the Committee satisfied their duty to make such decision or determination or take such action in good faith.
     3.4 Unit Price. From time to time, the Compensation Committee may substitute any percentage in excess of 75% for such figure in determining the Unit Price as set forth in the definition of Unit Price herein; provided however, that any such determination must be made prior to the end of the Fiscal Year immediately preceding the Crediting Date to which such Unit Price shall apply.
     3.5 Expenses. All expenses of the administration of the Plan shall be borne by the Company or its affiliate that employs the Participant.
IV. UNIT STOCK BENEFITS AND CASH BENEFITS
     4.1 Dividend Equivalents on Unit Stock Benefits. On or before each Crediting Date, there shall be ascertained (a) the balance of each Unit Stock Benefit and (b) the Dividend Equivalent attributable to such Unit Stock Benefit for the preceding calendar year. As of each Crediting Date, each Unit Stock Benefit shall be credited with a whole number of shares of Unit Stock that is equal to (x) the Dividend Equivalent determined under the foregoing sentence, divided by (y) the applicable Unit Price; provided however, any fractional shares shall be disregarded and the amount of any remaining Dividend Equivalent attributable to such fractional shares shall be carried forward and added to the Dividend Equivalent calculated with respect to the next succeeding Crediting Date.
     4.2 Interest on Cash Benefit. As of each Crediting Date, the balance of each Participant’s Cash Benefit shall be credited with Interest.
     4.3 Corporate Changes. If the Company at any time increases or decreases proportionately to all holders of shares of its common stock then outstanding, whether by stock dividend, stock split, consolidation of shares, or in any other manner the number of all of its outstanding shares of such common stock held by such holders, then all Unit Stock Benefits theretofore credited and unforfeited shall be correspondingly increased or decreased with respect to the number of shares of such common stock represented thereby. In the event of a merger or consolidation of the Company with or into another corporation or the sale of substantially all of the assets of the Company, the Compensation Committee shall make an appropriate equitable adjustment to all Unit Stock Benefits.
     4.4 Unilateral Termination. Notwithstanding any other provision of the Plan to the contrary, in the event a Participant’s employment with the Company is terminated by unilateral decision of such Participant, no Dividend Equivalents or Interest shall be credited to any Unit Stock Benefits or Cash Benefit on behalf of such Participant in respect of dividends paid or Interest attributable to the period of time after such Participant’s termination of employment.
V. BENEFITS
     5.1 Valuation. When it is necessary under the Plan to determine the value on any date of shares of Unit Stock, the value shall be the product of the number of shares of Unit Stock to be valued and the average of the daily closing prices of a share of the Unit Stock on the New York Stock Exchange during the preceding calendar month. The value of a Participant’s Benefits on any date shall be the sum of (a) the dollar amount of such Participant’s Cash Benefit and (b) the dollar value, as determined above, of any Benefits held in shares of Unit Stock on behalf of such Participant under the Plan.

     5.2 Conversion From Unit Stock Benefit to Cash Benefit. Prior to the Effective Date, each Participant had the opportunity to elect the manner in which his Unit Stock Benefit will be invested and paid following his termination of employment, either (a) continuing an all Unit Stock Benefit, (b) converting to an all Cash Benefit, or (c) continuing a specified percentage as a Unit Stock Benefit with the remainder converting to a Cash Benefit. A Participant who did not make such an election prior to the Effective Date shall be deemed to have elected to have 50% of his Unit Stock Benefit converted to a Cash Benefit following his termination of employment. Such election may be changed by a Participant prior to his termination of employment with the Company by written notice thereof filed with the Committee; provided however, that such change can only increase the percentage to be continued as a Unit Stock Benefit, but cannot decrease such percentage. If a Participant has an election in effect to convert all or a percentage of his Unit Stock Benefit to a Cash Benefit, such conversion shall occur on the Crediting Date next following the Participant’s termination of employment with the Company based on the applicable Unit Price for such Crediting Date. Such conversion shall occur after the crediting of Dividend Equivalents for such Crediting Date pursuant to Section 4.1. If less than all of a Participant’s Unit Stock Benefit is to be converted to a Cash Benefit, the number of whole shares of Unit Stock to be converted shall be determined by multiplying the total shares of Unit Stock credited to the Participant as of the applicable Crediting Date by the percentage to be converted to a Cash Benefit with any fraction of a share of Unit Stock resulting from such calculation to remain as a Unit Stock Benefit.
     5.3 Medium of Payment. All Cash Benefits under the Plan shall be paid in cash. All Unit Stock Benefits under the Plan shall be paid in Unit Stock.
     5.4 Election of Options. A Participant’s Benefits shall be paid under one or more of the Benefit Payment Options herein as timely elected by a Participant; provided, however, that in the absence of a valid election, a Participant’s benefits shall be paid under Option A. Payment of a Participant’s Benefits, or a portion thereof, credited through the first Crediting Date following the calendar year of a Participant’s termination of employment with the Company, shall commence as of the first Crediting Date following the calendar year of the Participant’s termination of employment and shall be paid in equal annual installments over a period of time determined in accordance with one of the following Benefit Payment Options:
          Option A. Ten years, or
          Option B. Five years, or
          Option C. Fifteen years, or
          Option D. Twenty years
as elected by such Participant. A Participant’s payment election hereunder may be made or revoked at any time or times prior to the termination of the Participant’s employment with the Company by written notice thereof filed with the Committee. The preceding notwithstanding, if, as of any Crediting Date following a Participant’s termination of employment with the Company, the value of such Participant’s Benefits is $50,000 or less; the Committee, in its discretion, may direct that such Benefits be paid in full as soon as administratively feasible on or after such Crediting Date.
     5.5 Payment of Dividend Equivalents and Interest. At the time of each annual installment payment pursuant to each of the Benefit Options, Interest and Dividend Equivalents shall be paid with respect to each Participant’s unpaid and unforfeited Unit Stock Benefits and Cash Benefits under the Plan since the previous Crediting Date. The amount of such payments shall be calculated using the methodology set forth in Section 4.1 and Section 4.2.
     5.6 Death or Disability. In the event of a Participant’s death or Disability, the Committee may, in its sole discretion and upon proof of the financial necessity of the person or persons to whom such Participant’s Benefits are payable, vary the number and amount of installments to be paid with respect to such Benefits.
     5.7 To Whom Payments are Made. Payments of a Participant’s Benefits shall be made to the Participant if living. Unless otherwise requested in writing by Participant in the event of a Participant’s death, payments will be made to the beneficiary designated by the Participant for the purpose of receiving life insurance benefits under the Company’s group life insurance plan. In the event no beneficiary is designated by the Participant either in writing or for the purpose of receiving such life insurance benefits, or if the designated beneficiary does not survive the Participant, such Participant’s Benefits will be paid to his personal representatives or to the person appointed by will to receive said benefits. This provision does not affect the timing or amount of payments to be made hereunder, but only affects to whom payments are to be made.
     5.8 Forfeiture. Notwithstanding any other provision herein to the contrary, in the event a Participant takes or allows some action or omission resulting in damage or competitive injury to the Company then, unless such action or omission shall have been taken or allowed in good faith and without reasonable cause to believe that it was improper or illegal, the Compensation Committee may terminate all subsequent crediting of Interest and Dividend Equivalents to the Participant, and, in addition, the Compensation Committee may terminate and forfeit all or any part of such Participant’s Benefits hereunder, or suspend payment of such Benefits, as it may deem appropriate in its sole discretion and such termination, forfeiture, and/or suspension shall be binding and not subject to appeal.
VI. MISCELLANEOUS
     6.1 Elections. The Committee shall have the right to refuse to accept any election made hereunder by a Participant but such refusal shall be made not later than thirty (30) days after the last date prescribed hereunder for making such election. If for any reason the Committee deems it advisable, it may require any election hereunder to be made at a time earlier than that otherwise fixed in the Plan.
     6.2 Reserves. The Company shall be under no obligation to reserve, segregate or earmark any cash, stock, or other property for the payment of any Benefits under this Plan. No Participant shall have any right whatsoever in any cash, stock or other property which may be set aside under the Plan.

     6.3 Withholding. During the time a Participant’s employed with the Company, the Company shall deduct from such Participant’s wages any amounts required to be withheld by the Company with respect to the accrual of a Participant’s benefits hereunder. Further, there shall be deducted from each payment of Participant’s Benefits under the Plan any taxes required to be withheld by the Company in respect of such payment. The Company shall have the right to reduce any payment to be made in cash or other property by the amount of such cash or property sufficient to provide the amount of said taxes. In lieu of a deduction, the Committee may permit the Participant to pay or reimburse the Company for said taxes.
     6.4 Plan Not to Constitute Contract of Employment. Neither the adoption of the Plan nor its operation shall in any way affect the right of the Company to dismiss or discharge a Participant at any time, nor give an employee a right to participate in any incentive compensation, plan of the Company.
     6.5 Nontransferability and Nonassignability. Except as hereinafter provided, no rights under the Plan shall be assignable or transferable, or subject to encumbrances, pledge, or charge of any nature, except that a Participant may designate a beneficiary to receive such Participant’s Benefits upon Participant’s death as otherwise provided herein. Plan provisions to the contrary notwithstanding, (a) the Committee shall comply with the terms and provisions of an order that satisfies the requirements for a “qualified domestic relations order” as such term is defined in section 206(d)(3)(B) of the Employee Retirement Income Security Act of 1974, as amended, including an order that requires distributions to an alternate payee prior to a Participant’s “earliest retirement age” as such term is defined in section 206(d)(3)(E)(ii) of such Act, and (b) no Benefits shall be payable until and unless any and all amounts representing debts or other obligations owed to the Company by the Participant with respect to whom such amount would otherwise be payable shall have been fully paid.
     6.6 Amendment, Suspension or Termination. The Compensation Committee may amend, suspend or terminate the Plan in whole or in part, except that no amendment, suspension or termination shall reduce any Benefits credited to a Participant prior to the date of such amendment, suspension, or termination, or Benefits to be credited in the future based on amounts previously credited to a Participant, provided, that any amendment to or change in the Plan adopted by the Compensation Committee which will significantly increase Benefits under the Plan or substantially alter the general principles of the Plan shall not become effective unless ratified by the affirmative votes of the holders of a majority of the voting shares of the Company at an annual or a special meeting of the shareholders called for such purpose.
     6.7 Reliance Upon Information. The Committee and its delegates may rely upon any information supplied to them by an officer of the Company, the Company’s legal counselor, or by the Company’s independent public accountants in connection with the administration of the Plan, and shall not be liable for any decision or action in reliance thereon. No Participant, or any person claiming through him shall have any right or interest in the Plan or any Benefits hereunder unless and until all the terms, conditions, a provisions of the Plan that affect such Participant or such other person shall have been complied with as specified herein. The Participant shall complete such forms and furnish such information as the Committee may require in the administration of the Plan.

     6.8 Governing Law. The place of administration of the Plan shall be conclusively deemed to be within the State of Delaware; and the validity, construction, interpretation and effect of the Plan and all rights of any and all persons having or claiming any interest therein shall be governed by the laws of the State of Delaware.

KBR, INC.

By	/s/ William P. Utt

William P. Utt
President and Chief Executive Officer